Exhibit 10.4

Software Escrow Agreement

        This Software Escrow Agreement (the “Agreement”) is entered into as of November 5, 2007, between 22THEN LLC and Protexx Incorporated (collectively, the “Supplier”); WidePoint Corporation (“User”); and the law firm of Foley & Lardner LLP (the “Escrow Agent”).

        In consideration of the mutual premises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1.	Supplier agrees that upon the execution of this Agreement the Supplier shall deposit into an escrow account with the Escrow Agent at the office of the Escrow Agent located at 3000 K Street, N.W., Suite 500, Washington, D.C. 20007, the software source code (the “Source Code”) for all software owned by Supplier (the “Software”), as well as the proprietary hardware schematics (the “Hardware Schematics”) of Supplier related to the Source Code and a full and complete working version of all Software on a CD-ROM which is readable and useable on any Personal Computer using Microsoft Windows. Supplier does hereby assume responsibility to update and keep current all such Software on a CD-ROM. Supplier and User agree that User shall be entitled to access the Source Code in accordance with the terms of this Agreement.

2.	User may obtain a copy of the items in escrow, subject to the terms of this Agreement, upon the following events and conditions:

a.	Supplier has filed a petition in bankruptcy for liquidation, or has made a general assignment for the benefit or creditors or has a receiver appointed for all or substantially all of its business, and same has not been discharged or terminated without prejudice to User within ninety (90) days thereafter; or

b.	Supplier has been liquidated, been dissolved, or ceased to operate its business in the normal course; or

c.	Supplier has breached any agreement with User.

3.	Upon the occurrence of a condition set forth in paragraph 2 above which entitles User to a copy all items in escrow, User shall deliver to Escrow Agent an affidavit executed by the User which sets forth information identifying the occurrence of the condition under paragraph 2 of this Agreement which the User is citing as the basis for the release of all items in escrow to the User from the Escrow Agent.

Escrow Agent shall then send a copy of User’s affidavit to Supplier by certified mail, return receipt requested, or by overnight delivery service. Unless within fifteen (15) calendar days after the date of sending of such affidavit to Supplier, Escrow Agent receives an affidavit from Supplier, or an authorized representative of Supplier, disputing the facts set forth in the User’s affidavit, or setting forth additional facts which, in Supplier’s sole judgment, terminates the User’s right to receive a copy of the items in Escrow, Escrow Agent will promptly furnish a copy of the applicable material to the User.

4.	If Escrow Agent receives from Supplier an affidavit disputing the User’s affidavit, or setting forth additional facts which, in Supplier’s sole judgment, terminates the User’s right to receive the items in escrow, Escrow Agent will furnish a copy of the Supplier’s affidavit to the User, and will not furnish a copy of the items in Escrow to the User until Escrow Agent either (i) receives an agreement between Supplier and the User, or a certified copy of a court order, directing Escrow Agent to furnish a copy of the Source Code to User or (ii) Escrow Agent determines in its reasonable judgment that User is entitled to a copy of the items in Escrow.

5.	User shall pay Supplier an escrow maintenance fee in the amount of Five Hundred ($500.00) Dollars per year. If User fails to pay such fee to Escrow Agent upon execution of this Agreement and before the annual anniversary date of this Agreement each year thereafter, then the Escrow Agent shall provide a copy of the items in Escrow to the User, after which the Escrow Agent shall have no further duties whatsoever.

6.	The parties expressly acknowledge and agree that Escrow Agent will not be liable to any person or entity for any harm that results from any act or omission of Escrow Agent in connection with serving as Escrow Agent, except only in the case of Escrow Agent’s intentional fraud or willful misconduct. Escrow Agent is serving as the holder of all items in escrow, and the parties hereto shall indemnify and hold harmless Escrow Agent from and against any and all loss, cost, damage, liability or expense, including costs of reasonable attorney’s fees actually incurred to which Escrow Agent may be put or which it may incur by reason of its acting in such capacity as Escrow Agent, including the ordinary and reasonable costs of administering this Agreement, including but not limited to any additional cost that may be incurred by Escrow Agent as the result of a dispute between the parties; provided, however that the parties shall not indemnify Escrow Agent with respect to any loss, cost, damage, liability or expense occasioned by Escrow Agent’s intentional fraud or willful misconduct.

7.	If User and Supplier shall be in disagreement about the interpretation of this Agreement, or the rights and obligations with respect the items in escrow or the propriety of any action contemplated by Escrow Agent hereunder, then Escrow Agent may, in its sole discretion, file an action in any court of competent jurisdiction to resolve any such dispute or Escrow Agent may resign and terminate its services under this Agreement at any time after the occurrence of such a dispute by issuing a written notice to each of Supplier and User. Thereafter, Escrow Agent shall be discharged from all further duties and liabilities, if any, under this Agreement. The Escrow Agent shall be entitled to the payment by the parties to Escrow Agent of all costs and expenses, including attorneys’ fees, incurred by Escrow Agent in connection with any such action.

In addition to the foregoing, Escrow Agent may resign at any time for any reason upon thirty (30) days written notice to the parties to this Agreement. In the event of any such resignation, in the event the parties cannot mutually agree upon a substitute Escrow Agent, then Supplier may designate such substitute Escrow Agent in its reasonable discretion. Nothing contained in this Agreement shall be construed to imply in any manner, at any time or in any way the Escrow Agent’s representation of any party hereto either with respect to the subject matter hereof nor with respect to any other matter, including any dispute between the parties hereto.

8.	The parties hereto acknowledge and agree that Escrow Agent shall be entitled to conclusively rely on any statements or directions made by Supplier in any notice or demand, and shall not be liable for the truthfulness or accuracy thereof.

9.	This Agreement shall be effective upon execution by the parties and shall be governed by, subject to and construed according to the laws of the State of Delaware. Any dispute shall be conducted in a court of competent jurisdiction in or serving the District of Columbia where the Escrow Agent is located.

10.	The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

11.	Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when deposited in a United States post office, registered or certified mail, postage prepaid, return receipt requested, or sent via overnight delivery service, and addressed as follows:

If to Supplier:

Protexx Incorporated 22THEN LLC 350 Fifth Ave, 59th Floor New York, NY 10118

If to Escrow Agent:

Foley & Lardner LLP 3000 K Street, N.W. Suite 500 Washington, DC 20007 Attn: Thomas James, Esq.

If to User:

WidePoint Corporation One Lincoln Center, R.E., Suite 1100 Oakbrook Terrace, Illinois 60181 Attn: James McCubbin

12.	The rights and obligations hereunder shall not be assignable by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. This Agreement shall be binding upon and ensure to the benefit of the parties hereto, and their successors and permitted assigns.

13.	This Agreement may not be amended or modified except by written instrument executed by the parties hereto. In the event any such amendment changes or relates to the obligations of Escrow Agent hereunder, any such amendment must also be executed by Escrow Agent.

14.	This Agreement, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, discussions, whether oral or written, of the parties. There are no warranties, representations, promises or inducements or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.

SUPPLIER:

Protexx Incorporated
By: /s/ Peter Letizia	11/05/2007
Name: Peter Letizia	Date
Its: President/CEO
22THEN LLC:
By: /s/ Peter Letizia	11/05/2007
Name: Peter Letizia	Date
Its: President/CEO

ESCROW AGENT: FOLEY & LARDNER LLP

By: /s/ Thomas James, Esq.	11/07/2007
Name: Thomas James, Esq.	Date

USER: WIDEPOINT CORPORATION

By: /s/ James McCubbin	11/05/2007
Name: James McCubbin	Date
Its: V.P. and C.F.O.